Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS FIRST QUARTER 2017 REVENUES AND EARNINGS

	Three Months Ended March 31,
(In thousands, except per share amounts)	2017	2016	% Change
Total revenues	$501,221	$482,802	4%
Trucking revenues, net of fuel surcharge	330,489	336,707	(2)%
Werner Logistics revenue	99,853	96,577	3%
Operating income	25,972	32,487	(20)%
Net income	16,019	20,092	(20)%
Earnings per diluted share	0.22	0.28	(20)%

OMAHA, NEBRASKA, April 20, 2017 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported revenues and earnings for the first quarter ended March 31, 2017. Earnings per diluted share were $0.22 for first quarter 2017 compared to earnings per diluted share of $0.28 for first quarter 2016.

Freight demand in our One-Way Truckload fleet was seasonally softer in January with weaker trends from late January 2017 to late February 2017. In March 2017, our freight volume trend was more encouraging, as freight improved to more normal seasonal levels consistent with the same period in 2016. Freight volumes thus far in April 2017 in One-Way Truckload have been better than the same period in April 2016.

Average revenues per tractor per week increased 0.2% in first quarter 2017 compared to first quarter 2016 due to a 1.0% increase in average revenues per total mile and a 0.8% decrease in average miles per truck. During second and third quarter of 2016, to take advantage of a strengthening Dedicated market, we moved trucks from One-Way Truckload, lessening the need to find freight for trucks in the more challenged one-way truckload market. The shifting of trucks to shorter-haul Dedicated from longer-haul One-Way Truckload had a favorable impact on revenue per total mile and an unfavorable impact on miles per truck.

In first quarter 2017, we averaged 7,199 trucks in service in the Truckload segment and 62 intermodal drayage trucks in the Werner Logistics segment. We ended first quarter 2017 with 7,180 trucks in the Truckload segment, a year-over-year decrease of 150 trucks and a sequential increase of 80 trucks. Our Dedicated unit ended first quarter 2017 with 3,710 trucks (or 52% of our total Truckload segment fleet) compared to 3,640 trucks at the end of first quarter 2016.

Werner Enterprises, Inc. - Release of April 20, 2017

We are nearing completion of a significant reinvestment in our fleet to reduce the average age of our trucks and trailers. Our investment in newer trucks and trailers improves our driver experience, raises operational efficiency and helps us to better manage our maintenance, safety and fuel costs. The average age of our truck fleet was 1.8 years as of March 31, 2017. Net capital expenditures in first quarter 2017 were $14.6 million compared to $101.6 million in first quarter 2016. For the full year of 2017, we expect net capital expenditures to be in the range of $200 million to $250 million, which is substantially lower than the $430 million of net capital expenditures in 2016.

The driver recruiting market remains challenging. Several ongoing market factors persist including a declining number of, and increased competition for, driver training school graduates, a low national unemployment rate, aging truck driver demographics and increased truck safety regulations. We proactively took many significant actions in 2016 to strengthen our driver recruiting and retention to make Werner the preferred choice for the best drivers, including raising driver pay, lowering the age of our truck fleet, installing safety and training features on all new trucks and investing in our driver training schools. Our driver turnover rate once again improved, achieving the lowest first quarter rate in 18 years.

Gains on sales of assets were $1.4 million in first quarter 2017. This compares to gains on sales of assets of $3.4 million in first quarter 2016, which included a $0.6 million real estate gain. In first quarter 2017, we sold fewer trucks and more trailers than in first quarter 2016. We realized slightly higher average gains per truck and lower average gains per trailer in first quarter 2017 compared to first quarter 2016. The used truck pricing market remained difficult in first quarter 2017 due to a higher than normal supply of used trucks in the market and low buyer demand. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

As previously disclosed, in fourth quarter 2016, due to the weak used truck market, we reduced the estimated life of certain trucks to more rapidly depreciate the trucks to their residual values. This change resulted in additional depreciation expense in fourth quarter 2016 of $4.1 million and in first quarter 2017 of $2.6 million. We expect additional depreciation expense for these trucks to continue to decline in second quarter 2017 as the remaining trucks are sold.

Diesel fuel prices were 53 cents per gallon higher in first quarter 2017 than in first quarter 2016 and were 5 cents per gallon higher than in fourth quarter 2016. For the first 20 days of April 2017, the average diesel fuel price per gallon was 45 cents higher than the average diesel fuel price per gallon in the same period of 2016 and 25 cents higher than in second quarter 2016. The components of our total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset based Werner Logistics segment. Werner Logistics includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended March 31,
	2017		2016
Werner Logistics (amounts in thousands)	$	%	$	%
Operating revenues	$99,853	100.0	$96,577	100.0
Rent and purchased transportation expense	84,317	84.4	79,384	82.2
Gross margin	15,536	15.6	17,193	17.8
Other operating expenses	12,487	12.5	12,158	12.6
Operating income	$3,049	3.1	$5,035	5.2

In first quarter 2017, Werner Logistics revenues increased $3.3 million, or 3%, and operating income dollars decreased $2.0 million, or 39%, compared to first quarter 2016. The Werner Logistics gross margin

Werner Enterprises, Inc. - Release of April 20, 2017

percentage in first quarter 2017 of 15.6% decreased 224 basis points compared to the gross margin percentage of 17.8% in first quarter 2016. The Werner Logistics operating income percentage in first quarter 2017 of 3.1% decreased 216 basis points from first quarter 2016 of 5.2%.

In first quarter 2017, Werner Logistics achieved solid growth in our truck brokerage solution, while our intermodal solution had lower revenues due to more challenging market conditions. As previously disclosed, a large Werner Logistics Freight Management customer that was acquired in 2015 transitioned to their parent company’s transportation platform mid-quarter during first quarter 2017. We continue to see strong customer acceptance of the value of the Werner Logistics portfolio of service offerings.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $48.0 million and $30.7 million in first quarters 2017 and 2016, respectively) and the Werner Logistics segment are shown below.

	Three Months Ended March 31,
Operating Ratios	2017	2016	Difference
Truckload Transportation Services	93.0%	90.5%	2.5%
Werner Logistics	96.9%	94.8%	2.1%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment’s operating ratios for first quarter 2017 and first quarter 2016 are 93.9% and 91.3%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of March 31, 2017, we had $130 million of debt outstanding and over $1 billion of stockholders’ equity.

Werner Enterprises, Inc. - Release of April 20, 2017

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2017		2016
	$	%	$	%
Operating revenues	$501,221	100.0	$482,802	100.0
Operating expenses:
Salaries, wages and benefits	160,839	32.1	156,737	32.5
Fuel	45,156	9.0	32,060	6.6
Supplies and maintenance	38,232	7.6	47,115	9.8
Taxes and licenses	20,786	4.2	20,987	4.4
Insurance and claims	19,840	4.0	18,347	3.8
Depreciation	55,336	11.0	50,164	10.4
Rent and purchased transportation	126,425	25.2	117,976	24.4
Communications and utilities	4,072	0.8	3,909	0.8
Other	4,563	0.9	3,020	0.6
Total operating expenses	475,249	94.8	450,315	93.3
Operating income	25,972	5.2	32,487	6.7
Other expense (income):
Interest expense	776	0.2	494	0.1
Interest income	(914)	(0.2)	(990)	(0.2)
Other	53	—	45	—
Total other expense (income)	(85)	—	(451)	(0.1)
Income before income taxes	26,057	5.2	32,938	6.8
Income taxes	10,038	2.0	12,846	2.6
Net income	$16,019	3.2	$20,092	4.2

Diluted shares outstanding	72,447		72,353
Diluted earnings per share	$0.22		$0.28

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2017	2016
Revenues
Truckload Transportation Services	$385,003	$372,917
Werner Logistics	99,853	96,577
Other (1)	16,110	13,178
Corporate	422	373
Subtotal	501,388	483,045
Inter-segment eliminations (2)	(167)	(243)
Total	$501,221	$482,802

Operating Income
Truckload Transportation Services	$23,466	$32,359
Werner Logistics	3,049	5,035
Other (1)	145	(1,934)
Corporate	(688)	(2,973)
Total	$25,972	$32,487

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of April 20, 2017

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended March 31,
	2017	2016	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.39%	13.27%	(6.6)%
Average trip length in miles (loaded)	469	472	(0.6)%
Average tractors in service	7,199	7,352	(2.1)%
Average revenues per tractor per week (1)	$3,531	$3,523	0.2%
Total trailers (at quarter end)	22,035	22,335
Total tractors (at quarter end)
Company	6,455	6,430
Independent contractor	725	900
Total tractors	7,180	7,330

Werner Logistics segment
Average tractors in service	62	68
Total trailers (at quarter end)	1,780	1,605
Total tractors (at quarter end)	55	68

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2017	2016
Capital expenditures, net	$14,594	$101,603
Cash flow from operations	74,947	91,319
Return on assets (annualized)	3.6%	5.1%
Return on equity (annualized)	6.4%	8.5%

Werner Enterprises, Inc. - Release of April 20, 2017

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	March 31, 2017	December 31, 2016
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$30,804	$16,962
Accounts receivable, trade, less allowance of $9,301 and $9,183, respectively	247,035	261,372
Other receivables	15,604	15,168
Inventories and supplies	12,314	12,768
Prepaid taxes, licenses and permits	11,499	15,374
Income taxes receivable	15,300	21,497
Other current assets	37,261	29,987
Total current assets	369,817	373,128

Property and equipment	2,067,555	2,109,991
Less – accumulated depreciation	744,181	747,353
Property and equipment, net	1,323,374	1,362,638

Other non-current assets	52,477	57,237
Total assets	$1,745,668	$1,793,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,546	$66,618
Current portion of long-term debt	25,000	20,000
Insurance and claims accruals	74,483	83,404
Accrued payroll	27,034	26,189
Other current liabilities	17,000	18,650
Total current liabilities	207,063	214,861

Long-term debt, net of current portion	105,000	160,000
Other long-term liabilities	16,064	16,711
Insurance and claims accruals, net of current portion	110,960	113,875
Deferred income taxes	296,197	292,769

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,219,768 and 72,166,969 shares outstanding, respectively	805	805
Paid-in capital	101,587	101,035
Retained earnings	1,096,190	1,084,796
Accumulated other comprehensive loss	(14,256)	(16,917)
Treasury stock, at cost; 8,313,768 and 8,366,567 shares, respectively	(173,942)	(174,932)
Total stockholders’ equity	1,010,384	994,787
Total liabilities and stockholders’ equity	$1,745,668	$1,793,003

Werner Enterprises, Inc. - Release of April 20, 2017

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. The Werner Logistics portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.